Exhibit 99.1

Virtusa Announces Retirement of Board Members Martin Trust and Robert E. Davoli

Westborough, MA — (July 5, 2017) — Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that accelerates business outcomes for its clients, today announced that Martin Trust and Robert E. Davoli have decided to retire from the Board of Directors and will not stand for re-election. Mr. Trust will retire, effective June 30, 2017, and Mr. Davoli will continue to serve as a director of Virtusa until the Company’s fiscal year 2017 annual meeting of stockholders on September 7, 2017.

Mr. Davoli has been a member of the Board of Directors since 2000 and serves on the Board’s compensation committee. Mr. Trust has been a member of the Board since 2004 and is the Chairman of the compensation committee.

Kris Canekeratne, Chairman and Chief Executive Officer of Virtusa, stated, “On behalf of the Virtusa Board of Directors, I would like to thank Marty and Bob for their many years of service and valuable contributions to Virtusa. Their experience and thoughtful guidance have been tremendous assets to the Company and helped drive our significant growth during their tenures. We wish Marty and Bob the very best in their retirement.”

Virtusa has recently added three Board members as part of its Board planning process. Barry R. Nearos, an ex-partner from PwC, joined the Board on March 31 2016. Mr. Joe Doody, former Vice Chairman of Staples, Inc., joined the Virtusa Board on February 22, 2017. Lastly, Mr. Vikram S. Pandit, an ex-CEO of Citigroup and Chairman and CEO of The Orogen Group LLC, an operating company he created with the Atairos Group, Inc. that makes control and other strategic investments in growth-oriented financial services and related companies, joined the Virtusa Board on May 3, 2017 as part of the $108 million convertible preferred stock financing consummated with Virtusa by the Orogen Group on May 3, 2017.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of information technology (IT) consulting and outsourcing services that accelerate business outcomes for Global 2000 companies and leading software vendors in banking and financial services, insurance, healthcare, telecommunications, technology, and media & entertainment.

Virtusa helps CXOs address the dual challenge of growing revenues while improving IT cost efficiencies. Virtusa’s digital transformation & innovation (DTi) solutions enable clients to reimagine the customer experience, accelerate revenue growth and creating lasting business value. The company’s operational excellence (OE) solutions help clients reduce risk, improve operational efficiencies, and lower IT costs.

Virtusa delivers services across the IT lifecycle, including consulting, solution design, technology selection, implementation, testing, and maintenance, including infrastructure support. With a strong heritage in software engineering, Virtusa is highly qualified to both develop and maintain software, using a proven platforming methodology and advanced Agile and Accelerated Solution Design techniques to reliably deliver results on time and within budget.

Holding a proven record of success across industries, Virtusa readily understands its clients’ business challenges and uses its domain expertise to deliver distinctive, differentiated and innovative applications of technology to address its client critical business challenges. Examples include the building the world’s largest P&C claims modernization program; one the largest corporate customer portals for a premier global bank; an order to cash implementation for a multinational telecommunications provider; and digital transformation initiatives for media and banking companies.

Through the acquisition of a majority interest in Polaris Consulting Services Ltd. in March 2016, Virtusa has created a robust platform to provide end-to-end solutions and services in banking and financial services, strengthening its positioning as a top, global FinTech services provider. Virtusa Corporation is headquartered in Massachusetts and has 50 offices across North America, Europe, Asia-Pacific and Australia.

Polaris Consulting & Services is a subsidiary of Virtusa Corporation. Copyright © 2017 Virtusa Corporation. All Rights Reserved.

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William Maina, (646) 277-1236

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